Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of Akerna Corp. on Form S-4 Amendment No. 6 File No. 333-271857 of our report dated March 20, 2023, which includes an explanatory paragraph as to the Akerna Corp.’s ability to continue as a going concern, with respect to our audits of the consolidated financial statements of Akerna Corp. as of December 31, 2022 and 2021 and for the years ended December 31, 2022 and 2021, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum LLP

Marcum LLP

Los Angeles, CA

January 8, 2024